Exhibit 5 and 23(ii)

April 28, 2006

Community Bancorp.
PO Box 259
Derby, VT 05829

Re:	Registration Statement on Form S-8
Retirement Savings Plan

Gentlemen:

Reference is made to the Registration Statement of Community Bancorp. (the "Company") on Form S-8 ("Registration Statement"), to be filed by the Company with the Securities and Exchange Commission on or about the date hereof, with respect to up to 500,000 shares of the Company's common stock, $2.50 par value per share, and an indeterminate number of plan interests, to be offered to participants in the Company's Retirement Savings Plan (the "Plan").

We have reviewed the Registration Statement and its exhibits, and have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents and instruments and have considered such matters of law and fact as we have deemed necessary in connection with the issuance of this opinion.

Based on the foregoing, we are of the opinion that under applicable laws, upon the issuance and sale of authorized and unissued shares of the Company's common stock pursuant to the terms of the Plan, and upon receipt by the Company of consideration therefor, such shares of common stock will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Primmer Piper Eggleston & Cramer PC
Primmer Piper Eggleston & Cramer PC